                                                                     EXHIBIT 2.6





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                           DEBT ASSUMPTION AGREEMENT
                           Dated as of August 2, 1996

                                     among

                           SEARCH CAPITAL GROUP, INC.

                                      and

                            SEARCH FUNDING IV, INC.

                                      and

                        LASALLE NATIONAL BANK, as Agent

                                      and

                             BANK ONE CHICAGO, N.A.

                                      and

                           FLEET CAPITAL CORPORATION




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



                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Section 1.   Definitions  . . . . . . . . . . . . . . . . . . . . . . . .  -1-

Section 2.   Assumption . . . . . . . . . . . . . . . . . . . . . . . .   -10-

Section 3.   Payments and Prepayments.  . . . . . . . . . . . . . . . .   -10-

Section 4.   Pro Rata Treatment . . . . . . . . . . . . . . . . . . . .   -11-

Section 7.   Interest.  . . . . . . . . . . . . . . . . . . . . . . . .   -12-

Section 8.   Deposit Accounts, Use of Funds . . . . . . . . . . . . . .   -12-

Section 10.  Mandatory Prepayment; Mandatory Reduction. . . . . . . . .   -13-

Section 11.  Conditions to Closing. . . . . . . . . . . . . . . . . . .   -13-
                 (a) Consents   . . . . . . . . . . . . . . . . . . . .   -13-
                 (b) Fees, Costs and Expenses   . . . . . . . . . . . .   -13-
                 (c) Required Documents   . . . . . . . . . . . . . . .   -13-
                          (i)     Agreement . . . . . . . . . . . . . .   -13-
                          (ii)    Legal Opinion . . . . . . . . . . . .   -14-
                          (iii)   UCC Financing Statements  . . . . . .   -14-
                          (iv)    Officer's Certificate . . . . . . . .   -14-
                          (v)     Insurance Policies and Endorsements .   -14-
                          (vi)    Articles and Bylaws . . . . . . . . .   -14-
                          (vii)   Good Standing Certificates  . . . . .   -14-
                          (viii)  Board Resolutions . . . . . . . . . .   -14-
                          (ix)    Incumbency Certificates . . . . . . .   -14-
                          (x)     Borrowing Base Certificate  . . . . .   -14-
                          (xi)    Release . . . . . . . . . . . . . . .   -15-
                          (xii)   Closing of Purchase.  . . . . . . . .   -15-

Section 12.  Security for Obligations . . . . . . . . . . . . . . . . .   -15-

Section 13.  Agent's and Lenders' Closing and Administrative Costs and
             Expenses . . . . . . . . . . . . . . . . . . . . . . . . .   -16-

Section 14.  Representations and Warranties . . . . . . . . . . . . . .   -17-
                 (a) Organization of Borrowers  . . . . . . . . . . . .   -17-
                 (b) Due Authorization  . . . . . . . . . . . . . . . .   -17-
                 (c) Validity of This Agreement   . . . . . . . . . . .   -17-
                 (d) Absence of Default   . . . . . . . . . . . . . . .   -17-
                 (e) Litigation   . . . . . . . . . . . . . . . . . . .   -18-
                 (f) Regulation U   . . . . . . . . . . . . . . . . . .   -18-

                 (g) Employee Benefit Plans   . . . . . . . . . . . . .   -18-
                 (h) Good Title and Absence of Liens  . . . . . . . . .   -18-
                 (i) Licenses, Compliance with Laws   . . . . . . . . .   -18-
                 (j) Impairment of Contract Collateral  . . . . . . . .   -18-
                 (k) Validity of Contracts  . . . . . . . . . . . . . .   -18-
                 (l) Obligors' Duties to Make Payments  . . . . . . . .   -19-
                 (m) Accuracy of Information  . . . . . . . . . . . . .   -19-
                 (n) Chief Executive Office   . . . . . . . . . . . . .   -19-
                 (o) Solvency   . . . . . . . . . . . . . . . . . . . .   -20-
                 (p) Offices, FTC; Warranties   . . . . . . . . . . . .   -20-
                 (q) No Material Adverse Change   . . . . . . . . . . .   -20-

Section 15.  Affirmative Covenants  . . . . . . . . . . . . . . . . . .   -20-
                 (a) Financial Information  . . . . . . . . . . . . . .   -20-
                 (b) Taxes  . . . . . . . . . . . . . . . . . . . . . .   -22-
                 (c) Insurance  . . . . . . . . . . . . . . . . . . . .   -22-
                 (d) Notice of Default, Litigation and ERISA  . . . . .   -23-
                 (e) Performance of Obligations.  . . . . . . . . . . .   -23-
                 (f) Books and Records, Audits  . . . . . . . . . . . .   -23-
                 (g) Plans  . . . . . . . . . . . . . . . . . . . . . .   -23-
                 (h) Performance of Contract Duties, Defense of
                     Collateral   . . . . . . . . . . . . . . . . . . .   -23-
                 (i) Possessory Perfection in Contract Collateral   . .   -24-
                 (j) Compliance with Laws   . . . . . . . . . . . . . .   -24-
                 (k) Collateral Agent   . . . . . . . . . . . . . . . .   -24-

Section 16.  Negative Covenants . . . . . . . . . . . . . . . . . . . .   -24-
                 (a) Business Activities  . . . . . . . . . . . . . . .   -24-
                 (b) Liabilities  . . . . . . . . . . . . . . . . . . .   -24-
                 (c) Security Interests   . . . . . . . . . . . . . . .   -24-
                 (d) Investment   . . . . . . . . . . . . . . . . . . .   -25-
                 (e) Sale, Transfer or Encumbrance of Assets  . . . . .   -25-
                 (f) Restricted Payments  . . . . . . . . . . . . . . .   -25-
                 (h) Transactions with Affiliates   . . . . . . . . . .   -25-
                 (i) Loan and Advances  . . . . . . . . . . . . . . . .   -25-
                 (j) Consolidation, Merger, Sale or Pledge of Assets  .   -26-
                 (k) Inconsistent Financing Statements  . . . . . . . .   -26-
                 (l) Modification of Contract Terms   . . . . . . . . .   -26-
                 (m) Capital Expenditures   . . . . . . . . . . . . . .   -26-
                 (n) Leverage Ratio   . . . . . . . . . . . . . . . . .   -26-
                 (o) Subordinated Indebtedness Ratio  . . . . . . . . .   -26-
                 (p) Tangible Net Worth   . . . . . . . . . . . . . . .   -26-
                 (q) Unrestricted Cash.     . . . . . . . . . . . . . .   -26-
                 (r) Modification of Certain Agreements.    . . . . . .   -26-

Section 17.  Events of Default  . . . . . . . . . . . . . . . . . . . .   -27-

Section 18.  Remedies . . . . . . . . . . . . . . . . . . . . . . . . .   -28-

Section 21.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . .   -32-

Section 22.  Participations.  . . . . . . . . . . . . . . . . . . . . .   -32-

Section 23.  Waiver and Amendment.  . . . . . . . . . . . . . . . . . .   -32-

Section 24.  Accounting and Financial Determinations  . . . . . . . . .   -33-

Section 25.  Right of Offset  . . . . . . . . . . . . . . . . . . . . .   -33-

Section 26.  Computation and Payment of Liabilities . . . . . . . . . .   -34-

Section 27.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . .   -34-

Section 28.  Costs and Expenses . . . . . . . . . . . . . . . . . . . .   -34-

Section 29.  Severability, Choice of Law. . . . . . . . . . . . . . . .   -34-

Section 30.  Successors and Assigns . . . . . . . . . . . . . . . . . .   -35-

Section 31.  Taxes and Expenses Regarding the Collateral  . . . . . . .   -35-

Section 32.  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . .   -35-

Section 33.  Indemnity  . . . . . . . . . . . . . . . . . . . . . . . .   -35-

Section 34.  Section Headings . . . . . . . . . . . . . . . . . . . . .   -37-

Section 35.  Construction . . . . . . . . . . . . . . . . . . . . . . .   -37-

Section 36.  Restatement of Prior Agreements  . . . . . . . . . . . . .   -37-

Section 36.  Release of Liens . . . . . . . . . . . . . . . . . . . . .   -37-

                           DEBT ASSUMPTION AGREEMENT

                 This Debt Assumption Agreement dated as of August 2, 1996, is by and among Search Funding IV, Inc., a Texas corporation (hereinafter referred to as the "Company"), Search Capital Group, Inc., a Delaware corporation (hereinafter referred to as "SCGI"; the Company and SCCI are hereinafter individually referred to as a "Borrower" and collectively as the "Borrowers"), LaSalle National Bank, Bank One, Chicago, N.A. and Fleet Capital Corporation (individually, a "Lender" and collectively "Lenders") and LaSalle National Bank, as agent for Lenders (in such capacity hereinafter referred to as "Agent").

                              W I T N E S S E T H:

                 WHEREAS, Dealers Alliance Credit Corp. ("DACC"), Lenders and Agent are parties to an Amended and Restated Loan and Security Agreement dated as of October 30, 1995, as amended and supplemented from time to time, and various instruments, documents and agreements related thereto (collectively, the "Prior Agreements"), pursuant to which Lenders made loans and advances to DACC;

                 WHEREAS, SCGI and the Company are parties to an Asset Acquisition Agreement dated August 2, 1996 (the "Purchase Agreement") with Dealers Alliance Credit Corp. ("DACC"), pursuant to which the Company is acquiring substantially all of the assets and business of DACC subject to the first and senior lien of Agent, and assuming all of the obligations of DACC to Lenders under the Prior Agreements (collectively, the "Assumption").

                 WHEREAS, DACC, SCGI and the Company have requested that Lenders consent to the Assumption and amend and restate the Prior Agreements in their entirety.

                 WHEREAS, Lenders are willing to consent to the Assumption requested by the Borrowers pursuant to this Agreement and to amend and restate the Prior Agreements in their entirety, effective on the date hereof, upon the terms and conditions set forth in this Agreement.

                 NOW, THEREFORE, in consideration of the parties' mutual agreements contained herein, the parties hereto agree as follows:

Section 1.       Definitions.

                 The following words and phrases, not otherwise defined herein, when used as capitalized terms in this Agreement shall have the following respective meanings (all words and phrases which have been defined elsewhere herein having the meanings there ascribed to them):

"Affiliates" of any Person means any other Person which controls or is controlled by, or which is under common control with, that Person.

"Agreement" means this Debt Assumption Agreement, any exhibits or schedules hereto, any concurrent or subsequent rider to this Debt Assumption Agreement and any extensions, supplements, modifications or amendments to this Debt Assumption Agreement.

"Applicable Lending Office" shall mean for Agent and each Lender the lending office of the Agent or Lender designated on the signature pages hereof or such other office of such Lender as such Lender may from time to time specify to the Agent and Borrowers in writing.

"Assets" shall have the meaning provided in the Purchase Agreement.

"Assumed Debt" shall mean all obligations and liabilities of DACC to Agent and Lenders under the Prior Agreements, however evidenced.

"Authorized Representative" means those officers or employees of Borrower authorized by the Borrower to act with respect to this Agreement, the Instruments, and for all other necessary or appropriate purposes required to carry out the purpose of this Agreement.

"Borrowing Base" means at any time the lesser of (a) the Outstanding Balance, or (b) the sum of 75% of the aggregate amount of all remaining unpaid Eligible Receivables related to Eligible Contracts, plus a dollar amount equal to the difference between the Outstanding Balance as of July 31, 1996 and 75% of the aggregate amount of all remaining unpaid Eligible Receivables related to Eligible Contracts as of July 31, 1996. Notwithstanding the foregoing, in the event the Company modifies the current Operation Policies in a manner which would have a material adverse effect on the Collateral or Borrowers' ability to pay or perform the Obligations, the Lenders may, in their sole, but reasonable discretion, in accordance with Section 23 of this Agreement, upon written notice to Borrowers, reduce the maximum percentage rate of advance set forth in
(b) above against any Eligible Receivables arising out of Eligible Contracts.

"Borrowing Base Certificate" shall mean a Borrowing Base Certificate, duly executed by an Authorized Representative of Borrowers, substantially in the form of Exhibit A hereto.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close in the state in which the office of any Lender is located.

"Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including capitalized lease obligations but exclusive of operating leases) during such period that are required by generally accepted accounting principles to be included in or reflected by the property, plant or equipment or similar fixed asset accounts in the balance sheet of a Person.

"Cash Equivalent Investments" shall mean investments having a stated maturity no greater than one year from the date of such investment in (i) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (ii) certificates of deposit of LaSalle National Bank or such commercial banks having combined capital and surplus of at least $200,000,000, or (iii) commercial paper or similar short term instruments with a rating of at least "A-1" by Standard & Poors Corporation and "Prime-1" by Moody's Investors Service, Inc.

"Change in Control" means:

                 (a) all or substantially all of the Company's or SCGI's assets are sold, leased, transferred or otherwise disposed of as an entirety or substantially as an entirety (in one transaction or a series of transactions) to any Person or Persons;

                 (b) the stockholders or directors of the Company or SCGI consummate or approve a definitive agreement or plan for

                       (i) any merger, consolidation, exchange of shares, recapitalization, restructuring or other business combination with or into another corporation pursuant to which the board of directors of Company or SCGI do not constitute a majority (x) of the members of the Board of Directors of the Corporation if it survives the merger or (y) of the board of directors of the surviving company if it does not survive the merger, or

                      (ii) the liquidation or dissolution of the Company or SCGI; or

                 (c) SCGI ceases to (x) beneficially own shares, representing 80% of the common stock of the Company.

"Collateral" shall have the meaning provided in Section 12.

"Collateral Agent" shall have the meaning provided in Section 12.

"Collecting Banks" shall have the meaning provided in Section 8.

"Commitment" shall mean, as to each Lender, the amount set forth opposite its name on the signature pages hereto under the heading "Commitment" as its share of the outstanding principal amount of the Assumed Debt due to Lenders as of the date of this Agreement.

"Commitment Percentage" shall mean, with respect to any Lender a fraction (expressed as a percentage), the numerator of which shall be the aggregate amount of such Lender's Commitment and the denominator of which shall be the aggregate Commitments.

"Contract" means any and all installment sale agreements, chattel paper or other deferred payment obligations and all documents, instruments and agreements related thereto (hereinafter referred to as a "Contract", and in the case of any such agreement consisting of more than one document, instrument or other writing, every such document, instrument or other writing comprising any such agreement shall be deemed, collectively, to be the re-spective "Contract"), now existing or owned or hereafter arising or acquired by Borrower, together with all Related Security and all payments and other proceeds arising therefrom.

"Credit Termination Date" shall mean August 2, 1997.

"Dealer" means a dealer that has sold a motor vehicle to an Obligor pursuant to a Contract.

"Dealer Agreement" means an agreement between DACC or a Borrower and a Dealer that governs the sale or assignment of Contracts from such Dealer to DACC or a Borrower, including any provisions for assignment (whether without recourse, with recourse, with a repurchase obligation by the Dealer or with a guaranty by such Dealer) contained in such Contracts and Related Security with respect thereto.

"Dealer Assignment" means a written assignment of a Contract by a Dealer to DACC or a Borrower.

"Default" means any event of a nature described in Section 17 which, with the lapse of time (or with notice given to Borrower by Agent or Lenders and the lapse of time) specified in the description of such event, would constitute an Event of Default.

"Default Rate" shall have the meaning provided in Section 7.

"Depository Account" shall have the meaning provided in Section 8.

"Dollar(s)" and the sign "$" shall mean lawful money of the United States of America.

"Eligible Contract" at any time means each Contract originated by a Dealer and acquired by the Company from DACC or SCGI, including all Related Security under such Contract, which complies with the representations and warranties contained in this Agreement and with respect to which each of the following requirements is then met:

                 (a) not more than 3.75 of the originally scheduled monthly payments under the Contract have been deferred or not paid when due;

                 (c) the Contract is an installment sale agreement or other deferred payment obligation providing for the retention of a first lien or security interest in the underlying personal property to secure payment of the obligation evidenced thereby and such lien has been duly perfected in accordance with applicable law;

                 (d) the Company is the lawful owner of the Contract and all amounts payable thereunder, and the Company has a first and valid lien and security interest, free and clear of all Security Interests, in the related personal property;

                 (e) the Contract is in substantial compliance with all applicable statutes, rules and regulations, except where such non-compliance is immaterial and would not invalidate the Contract or Agent's or Lenders' rights to enforce full performance of same by the related Obligor, and is assignable to Agent and Lenders;

                 (f) neither the Contract nor any agreement in connection therewith, imposes any obligation upon the Company or any other Person, which, if not performed, would give rise to any right of offset, counterclaim or other defense on the part of the related Obligor to any amount payable by it under the Contract;

                 (g) as of the time of inception of the Contract, and as of the time of determination of eligibility, all of the following shall be true:

                       (1) the related Obligor has full power and capacity to enter into the Contract and perform his obligations thereunder, and

                       (2) the Contract has been duly executed and delivered by the related Obligor and is a legal, valid, binding and enforceable obligation of that Obligor; and

                       (3) the Contract has not been amended or rewritten (except for deferrals of payments thereunder);

                 (h) no sum due or to become due under the Contract from the related Obligor is subject to any then-existing offset, counterclaim or other defense on the part of that Obligor;

                 (i) the related item of personal property sold under the Contract is, by the terms of the Contract, made available to the related Obligor for use solely within the continental United States of America;

                 (j) except as set forth in (a) above as to missed payments, the related Obligor or any co-obligor thereof shall not have failed to perform fully any obligation to be performed by it, under the Contract or under any other agreement in connection therewith;

                 (k) the motor vehicle sold under the Contract has not been repossessed from the Obligor;

                 (l) the related Obligor is not the subject of a proceeding under any provision of any federal or state bankruptcy or insolvency law or proceeding, unless the related Obligor has reaffirmed such Contract in accordance with applicable law; and

                 (m) the Contract involves the sale of an automobile or light truck;

"Eligible Receivable" means with respect to any Eligible Contract at any time, Gross Receivables (less unearned finance charges, attributable to such Eligible Contract) unconditionally required by the terms of the respective Eligible Contract to be paid by the related Obligor without any claim of any right of setoff, defense, or right of counterclaim against the Borrower, Agent or Lenders.

"ERISA" shall have the meaning provided in Section 14(g) of this Agreement.

"Event of Default" shall have the meaning provided in Section 17.

"Expenses" means, for any calendar month, the sum of all actual operating expenses incurred by the Company of the type set forth on Exhibit "C" to this Agreement, but in no event more than $475,000 for any calendar month.

"Fiscal Year" means the twelve month accounting period of Borrowers commencing April 1 and ending March 31 of each calendar year.

"Gross Receivables" means with respect to any Contract at any time, all of the contractual payments unconditionally required by the terms of the respective Contract to be paid by the related Obligor without any claims of any right of setoff, defense, or right of counterclaim against DACC, the Borrowers, Agent or Lenders.

"Instrument" means any document or writing under which any obligation is evidenced, assumed or undertaken, or any right to any Security Interest is granted or perfected in favor of Agent or Lenders; "Instrument executed pursuant hereto" and similar terms means all notes and each other instrument executed and delivered to Agent or Lenders by Borrowers pursuant hereto.

"Intangible Assets" means, without limitation, all organization costs, goodwill, franchises, licenses, covenants not to compete, patents, trademarks, servicemarks, and any other assets classified as intangibles in accordance with generally accepted accounting principles.

"Investment" means, when used with respect to any Borrower, any loan or advance made by it to any other Person (including, without limitation, any contingent obligation) in respect of any capital stock, Liabilities, obligation or liability of any other Person and any other investment made by a Borrower (however acquired) in stock or other ownership interests in any other Person, including, without limitation, any investment made in exchange for the issuance of shares of stock of a Borrower. The outstanding amount of any Investment shall be considered to be the original amount thereof less returns of principal or capital thereof (and without adjustment by reason of the financial condition of such Person), or, in the case of Liabilities of a Borrower in respect of any Liabilities, obligation or liability of any other Person, the amount (subject to any limitation contained in the Instrument creating such Liabilities of a Borrower) of such other Liabilities, obligation or liability.

"Lender" shall have the meaning provided in the Preamble.

"Leverage Ratio" shall mean the ratio of SCGI's consolidated Liabilities (exclusive of Subordinated Indebtedness) to SCGI's consolidated Tangible Net Worth, plus Subordinated Debt.

"Liabilities" of any Person means at any time all amounts which, in accordance with generally accepted accounting principles, would be included in determining liabilities as shown on the liability side of a balance sheet of that Person as of the date in question.

"Loss Reserves" means all dealer and loan loss reserves maintained by the Company.

"Mandatory Reduction" means the positive difference between all cash proceeds of the Collateral received by the Company during any calendar month including, but not limited to, cash received from DACC under the Purchase Agreement, payments of principal and interest under Contracts, insurance proceeds, sales of repossessed Collateral, garnishments of Obligor's assets and collections on previously charged-off obligations due from Obligors, and the sum of all Expenses during such month.

"Majority Lenders" shall mean, at any time while there is more than one Lender, two (2) or more Lenders.

"Monthly Compliance Certificate" means a compliance certificate duly executed by the Authorized Representative of Borrower, substantially in the form of Exhibit B attached hereto.

"Purchase Agreement" shall have the meaning provided in the Preambles to this Agreement.

"Obligations" shall mean the Assumed Debt and all interest payable with respect thereto, together with all other amounts which Borrowers may from time to time be obligated to pay to Agent or Lenders, howsoever evidenced, pursuant to this Agreement or any other agreement, understanding, or relationship by and between Agent or Lenders, by themselves or in connection with any other party, with the Borrowers, or arising out of any other cause whatsoever, whether liquidated, contingent, stated, unstated, direct or indirect, primary or secondary, voluntary or involuntary, determinable or indeterminable, due or not due, or otherwise, whether heretofore, now, or hereafter created, owing, incurred, made, due or payable, between the Agent or Lenders and the Borrowers.

"Obligor" shall mean the Person obligated for the payment of principal or other money under any Contract; and "Related Obligor" shall, when used with respect to any Contract, mean the Person so obligated thereunder.

"Operating Policies" shall mean Borrowers' written policies and procedures regarding charge offs, repossessions and collections attached hereto as Exhibit D.

"Organizational Documents" means, as to any Person the articles of incorporation, or any other organizational agreement or document which forms the basis for the legal existence of the Person and provides for the rules or its operation and the rights and obligations of its members, partners, shareholders, or directors.

"Outstanding Balance" means the outstanding balance of the Assumed Debt, less the sum of all Mandatory Reductions paid by Borrowers to Agent.

"Permitted Liens" shall have the meaning provided in Section 16.

"Person" shall mean any natural person, partnership, corporation, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

"Prime Rate" means the variable rate of interest, per annum, from time to time announced by LaSalle National Bank as its prime (or equivalent) rate and changing as and when changes therein are announced. Such rate is one of LaSalle National Bank's index rates and merely serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest or best rate at which LaSalle National Bank calculates interest or extends credit.

"Prior Agreements" shall have the meaning provided in the Preamble to this Agreement.

"Redeemable Stock" shall mean any capital stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or any other agreement) or upon the happening of any event matures or is or will become mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or is exchangeable for or convertible into a security of a Person other than the issuer of such capital stock or into a Liability.

"Related Security" shall mean, with respect to a Contract:

                 (a) all of the Borrower's interest with respect to such Contract under the (i) Dealer Agreement pursuant to which such Contract was acquired, and/or (ii) the Dealer Assignment from the Dealer from whom the Contract was acquired;

                 (b)   all motor vehicles underlying such Contract; and

                 (c) all collateral and security agreements and property purported to be subject thereto held as security for such Contract, including all guaranties, indemnities, warranties, insurance proceeds and premium refunds and underwritings and property of whatever character at any time held as security for such Contract.

"Reportable Event" shall have the meaning provided in Section 14(g) of this Agreement.

"Restricted Payment" shall mean (i) dividends (in cash, property or obligations, but excluding (x) dividends payable solely in shares of capital stock other than Redeemable Stock) on, or other payments or distributions on account of or with respect to, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares (including without limitation the purchase, redemption, retirement or other acquisition of any right or option to acquire any such shares) of any class of capital stock of the Company or any warrants or options, (ii) any prepayment by the Company or SCGI of principal, optional redemption, purchase, retirement prior to stated maturity, defeasance, or similar optional prepayment with respect to any Liabilities which are subordinate to or otherwise junior in right of payment to the Obligations if an Event of Default exists and is continuing or would be created thereby, or (iii) any loans, advances or any other payments by the Company to, or transactions by the Company with, any Affiliate of the Company.

"R-H" shall mean R-H Capital Partners, L.P.

"Security Instrument" means any security agreement, amendment or supplement thereto, financing statement, continuation statement, chattel mortgage, chattel mortgage note, assignment or collateral assignment, pledge agreement or other agreement providing for, evidencing or perfecting any Security Interest.

"Security Interest" means any lien, encumbrance or security interest of any kind whatsoever, whether arising under a Security Instrument or as a matter of law, judicial process, or otherwise.

"Stockholders' Equity" means, without duplication, the consolidated stockholders' equity of SCGI, as included in and calculated in a manner consistent with, "stockholder's equity" as set forth in the audited consolidated balance sheet of SCGI and its subsidiaries dated as of March 31, 1996.

"Subordinated Indebtedness" means any obligations of SCGI to any Person subordinated to the repayment of the Obligations by written agreement, which agreement may provide for periodic principal and interest payments prior to an Event of Default and shall provide, among other customary subordination terms, for (i) the final maturity of such obligations to exceed the Credit Termination Date by not less than one (1) year, (ii) a prohibition on prepayments if an Event of Default exists or would be created thereby, and (iii) a restriction on acceptance of payments or actions to enforce SCGI's obligations subsequent to an Event of Default which is not waived, until the earlier of (i) the payment in full of the Obligations or (ii) 179 days after the occurrence of such Event of Default.

"Tangible Net Worth" shall mean the sum of Stockholder's Equity, plus Subordinated Indebtedness, minus Intangible Assets.

                 Unless otherwise defined herein, terms or phrases defined in the Uniform Commercial Code as in effect on the date hereof in the State of Illinois are used herein as therein defined.

                 Unless otherwise specified, all accounting terms used herein or in any other Instrument or loan document related hereto shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, generally accepted accounting principles applied on a consistent basis.

Section 2.       Assumption.

                 Subject to the terms and conditions of this Agreement including, without limitation, Section 11 of this Agreement, Borrowers, jointly and severally assume as of the date hereof and agree to pay the Assumed Debt and Lenders consent to the Assumption. Borrowers acknowledge and agree that the Assets acquired by the Company are subject to a first and senior lien in favor of Agent to secure the Obligations hereunder.

Section 3.       Payments and Prepayments.

                 (a) Borrowers shall make each payment in respect of the principal of and interest on the Obligations and any other payments due under this Agreement not later than 12:00 p.m. Chicago time on the day when due, in Dollars, to the Agent for the account of each Lender at the Agent's Applicable Lending Office in Chicago, Illinois in immediately available funds. If any payment is received subsequent to 12:00 p.m. Chicago time on the day when due, that payment shall be deemed to be received on the next Business Day, and the additional time shall be included in computing interest in connection with such payment.

                 (b) Upon the occurrence of an Event of Default, any Lender for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment which is not made when due and payable or declared due and payable, to any ordinary deposit account of either Borrower with such Lender and shall give notice thereof to such Borrower, provided the failure to give such notice shall not affect the validity of such debit. Agent may, on behalf of Lenders, debit any deposit account of either Borrower with Agent, for payments due Lenders hereunder.

                 (c) Each payment received by the Agent under this Agreement for the account of a Lender shall be paid promptly to such Lender on the same Business Day of receipt by Agent if received by 12:00 p.m. Chicago time, or otherwise on the next successive Business Day, in the type of funds received, for account of Lender at such Lender's Applicable Lending Office for the Obligation in respect of which such payment is made, net of any amounts which are due and owing to Agent by such Lender at the time of such distribution by Agent.

                 (d) Any prepayment of the Obligations by Borrowers shall be without premium or penalty at any time.


Section 4.       Pro Rata Treatment.

                 Except to the extent otherwise provided herein, (i) each payment of principal of the Obligations by Borrowers shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Obligations according to their respective Commitment Percentage held by the Lenders; and (ii) each payment of interest on the Obligations by Borrowers shall be made for the account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders.

Section 5.       Sharing of Payments, Etc.

                 (a) Upon the occurrence of an Event of Default, Borrowers agree that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim a Lender might otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of either Borrower at any of its offices, against any principal of or interest on any of the Obligations or any other amount payable to such Lender hereunder, in which case it shall promptly notify Borrowers and the Agent thereof, provided that such Lender's failure to notify Borrowers and the Agent shall not affect the validity thereof.

                 (b) If any Lender (i) shall obtain payment of any principal of or interest on any Obligations due to it from Borrowers under this Agreement through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the Obligations then due hereunder by Borrowers to such Lender than the percentage of the Obligations received by any other Lenders, or (ii) such Lender's percentage of the outstanding Obligations is less than the Lender's pro rata share of such Obligations, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Obligations due such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that (x) each Lender shall hold Obligations according to its pro rata share of its Commitment of such Obligations, and (y) all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid Obligations due to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

                 (c) Borrowers agree that any Lender so purchasing a participation (or direct interest) in the Obligations due to other Lenders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Obligations in the amount of such participation.

                 (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrowers. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a payment or set-off to which this Section 7 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 7 to share in the benefits of any recovery on such secured claim.

Section 6.       Repayment of Obligations.

                 Subject to the provisions of this Agreement, Borrowers agree to repay the Obligations in whole upon the Credit Termination Date, in part to the extent that the unpaid amount of the Obligations outstanding exceeds the Borrowing Base, in part, to the extent of Mandatory Reductions required hereunder, and shall be repaid in whole, upon demand of the Agent or the Majority Lenders, in accordance with Section 17 upon the occurrence of an Event of Default.

Section 7.       Interest.

                 Borrowers' Obligations shall bear interest on the unpaid principal balance thereof outstanding from time to time, with interest on the Assumed Debt beginning upon the date of this Agreement continuing until Agent receives collected funds with respect to any payments, at a per-annum rate of interest equal to one percent (1.00%) in excess of the Prime Rate, which shall be calculated on the basis of the actual number of days elapsed over a year of 360 days, and shall be payable monthly, in arrears, commencing on the 1st day of the first month following the date of this Agreement and on the same date of each month thereafter.

                 Upon the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest, calculated on the basis of the actual number of days elapsed over a year of 360 days, at a per-annum rate of interest equal to four percent (4.00%) in excess of the Prime Rate ("Default Rate").

Section 8.       Deposit Accounts, Use of Funds

                 (a) The Company shall maintain with Agent, all of its primary operating, deposit and disbursement accounts. The Company may, as required by its business needs, maintain deposit and disbursement accounts in other financial institutions in locations not conveniently serviced by Agent; provided however the Company shall cause all deposits in such accounts to be concentrated in its accounts with Agent as hereinafter provided. The Company shall maintain sufficient demand deposit balances in its deposit accounts with Agent to cover the costs of all services provided by Agent to the Company in connection with the Company's accounts with Agent as advised to the Company from time to time by Agent. In the event the Company fails to maintain demand deposit balances sufficient to generate earnings credits to cover the cost of all services provided by Agent to the Company in connection with the accounts, Agent shall be permitted to debit the Company's deposit accounts for customary costs associated with such services. All such fees and costs shall accrue solely to the benefit of Agent and no Lender shall have an interest therein. Borrowers shall on a daily basis transfer all cash proceeds of the Collateral to its depository account at Agent. Absent the occurrence of an Event of Default, Borrowers shall be permitted to use such collections to pay the Expenses (including, interest on the Obligations) up to the monthly limit of $475,000.

Section 9.       Books and Records.

                 The books and records of Agent shall be prima facie evidence of the amount of Borrowers' Obligations from time to time outstanding and the dates and amounts of disbursements and payments with respect to the Obligations.

Section 10.      Mandatory Prepayment; Mandatory Reduction.

                 If at any time, the aggregate outstanding principal amount of all Obligations exceeds the Borrowing Base, Borrowers shall either (i) make a principal prepayment, in whole, or in part at least equal to the amount of the excess of the Obligations outstanding over the Borrowing Base, or (ii) SCGI will transfer additional Eligible Contracts to the Company under which there are sufficient Eligible Receivables to eliminate such deficiency. Commencing September 15, 1996, and on the same date each month thereafter, Borrowers shall make a principal prepayment to Agent for the benefit of Lenders in an amount equal to the Mandatory Reduction for the immediately preceding month.

Section 11.      Conditions to Closing.

                 11.1 The closing of this Agreement and Lenders' consent to the Assumption shall be subject, in addition to all other terms and conditions of this Agreement, to the satisfaction of the following conditions precedent at the times specified:

                 (a) Consents. All consents, approvals and authorizations required in connection with the execution, delivery or performance of this Agreement, shall have been obtained by the Borrowers, and Borrowers shall not have incurred or become subject to any liability as a result thereof.

                 (b) Fees, Costs and Expenses. Agent and Lenders shall have received all fees, costs and expenses due and payable pursuant to Section 13 of this Agreement.

                 (c) Required Documents. There shall have been delivered to Lenders the following documents in form and substance satisfactory to Lenders, and there shall have been consummated or satisfied all of the transactions or conditions contemplated by each such document:

                       (i) Agreement. Multiple copies of this Agreement as requested all duly executed by the Borrowers.

                      (ii) Legal Opinion. The legal opinion of Borrowers' counsel addressed to Agent and Lenders, in form and substance satisfactory to Agent, Lenders and their counsel.

                     (iii) UCC Financing Statements. Evidence of the proper filing of UCC-1 financing statements perfecting first liens (except as otherwise provided herein) and security interests in favor of Lenders in the Collateral.

                      (iv) Officer's Certificate. A certificate executed by the Chief Executive Officer of each Borrower, stating that (A) no Default or Event of Default has occurred and is continuing, (B) no litigation, investigation or proceeding, or injunction, writ or restraining order of the type described in Section 14(e) hereof is pending or threatened, and (C) each of the conditions precedent to the consummation of the Assumption contemplated hereby has been met or satisfied.

                       (v) Insurance Policies and Endorsements. Copies of policies of insurance required hereby together with lender's loss payable endorsements on Agent's required form, duly executed.

                       (vi) Articles and Bylaws. A copy of (A) each Borrower's Certificate of Incorporation, certified by the Secretary of State of the State of its incorporation as of a date not more than 20 days prior to the date hereof, and (B) copies of the bylaws, and any amendments thereto, of each Borrower certified by the corporate secretary of each Borrower.

                      (vii) Good Standing Certificates. Good Standing Certificates for each Borrower in the State of its incorporation and in each other state in which each Borrower has an office, keeps Collateral, or otherwise where the failure of such Borrower to be qualified to transact business as a foreign corporation would have a material adverse impact on such Borrower.

                     (viii) Board Resolutions. Certified copies of resolutions of the board of directors of each Borrower authorizing the execution and delivery of and the consummation of the transactions contemplated by this Agreement, and all other Instruments.

                       (ix) Incumbency Certificates. Incumbency certificates with respect to the officers of each Borrower executing this Agreement and the Instruments.

                        (x) Borrowing Base Certificate. A Borrowing Base Certificate reflecting information regarding the Collateral as of July 31, 1996 accompanied by such copies or such documents, schedules, computations and certificates as reasonably requested by Lenders.

                       (xi) Release. A mutual release in the form of Exhibit E hereto executed by DACC.

                      (xii) Closing of Purchase. Evidence of the closing of the transactions contemplated by the Purchase Agreement, and the related transactions between DACC and R-H contemplated thereby.

Section 12.      Security for Obligations.

                 To secure payment when due (at maturity, by acceleration, or otherwise) of Borrowers' Obligations, the Company hereby grants to Agent, as agent for the Lenders, a continuing first priority lien and security interest in and to all assets of the Company now existing or owned or hereafter arising or acquired, including (a) all of the Company's right, title and interest in and to any and all Contracts, all Related Security and all monies or rights to monies due and payable thereunder or with respect thereto; (b) all personal property or the Company's interest therein which from time to time is subject to any Contract or is otherwise now owned or hereafter acquired by the Company (or a security interest therein held by the Company), together with all attachments, accessories, replacements, substitutions, accessions, products and proceeds thereto, therefor, or thereof; (c) all of the Company's now owned or existing or hereafter arising or acquired accounts, accounts receivable, contract rights, general intangibles (including without limitation, license rights, insurance proceeds, royalties, choses in action, patents, trademarks and trade names), chattel paper, deposit accounts, records, customer lists, instruments, documents, notes, computer software, firmware, disks and tapes representing any of the foregoing, inventory, machinery, equipment or fixtures and all proceeds and products of any of the foregoing; (d) all property and assets acquired from DACC pursuant to the Purchase Agreement; and (e) all policies of insurance with respect to any of the foregoing and all rights to receive payments or proceeds under any such policies of insurance or otherwise with respect to any damage, destruction or loss of any of the foregoing (all of which property above described in this Section is herein referred to collectively as "Collateral").

                 Borrowers will pay all filing, recording, search and other expenses incurred by Agent with respect to perfection of Agent's security interest under this Agreement and the confirmation of the priority of Agent's security interest in the Collateral. Borrowers will execute and deliver such financing statements and further documents and instruments, and do such further acts and things as Agent may reasonably request in order to fully effect the purposes of this Agreement and Agent's rights and Security Interest in the Collateral. Notwithstanding anything to the contrary contained herein, absent the occurrence of an Event of Default by Borrowers, Borrowers shall not be required to deliver to Agent physical possession of the Contracts or record assignments of underlying liens, title documents or mortgages securing the obligations of a related Obligor under a Contract; provided, however, Borrowers shall affix a legend to all Contracts as follows: "Search Funding IV, Inc. has collaterally assigned its rights in this Retail Installment Contract to LaSalle National Bank ("LaSalle") as Agent for itself and certain other senior lenders. The interest of LaSalle shall terminate upon Buyer's full payment of all amounts due hereunder." Agent shall appoint an Authorized Representative acceptable to Agent for each business location of Borrower to act as Agent's agent for purposes of perfecting Agent's lien on the Collateral in Borrower's possession ("Collateral Agent") and Borrower agrees to fully cooperate with such Collateral Agent. Upon payment in full under any Contract, Agent agrees to release its lien on such Contract.

                 The Company hereby expressly agrees that, anything herein to the contrary notwithstanding, it shall observe and perform all of the conditions and obligations to be observed and performed by the Company as assignee of DACC under each Contract, agreement, instrument or obligation constituting Collateral hereunder, all in accordance with and pursuant to the terms and provisions thereof. The exercise by Agent of any of the rights assigned hereunder shall not release the Company from any of its duties or obligations under any such Contract, agreement, instrument or obligation. Agent shall not have any duty, responsibility, obligation or liability under any such Contract, agreement, instrument or obligation by reason of or arising out of the assignment thereof to Agent or the granting to Agent of a Security Interest therein or the receipt by Agent of any payment relating to any such Contract, agreement, instrument or obligation pursuant hereto, nor shall Agent be required or obligated by virtue of the grant of the Security Interest to the Agent in any manner to perform or fulfill any of the obligations of the Borrower thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it or the sufficiency of any performance of any party under any such Contract, agreement, instrument or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it, in which it may have been granted a Security Interest or to which it may be entitled at any time or times.

Section 13. Agent's and Lenders' Closing and Administrative Costs and Expenses.

                 (a) The Company shall pay Agent for all reasonable expenses and fees paid or incurred by Agent in connection with the documentation, negotiation, closing and administration of this Agreement and Borrowers' Obligations, and for all reasonable expenses and fees paid or incurred by Agent and Lenders in connection with the enforcement of this Agreement and Borrowers' Obligations. Such fees and expenses shall include, without limitation, search fees and expenses, certification costs, expedited mail charges, filing and recording fees and the reasonable fees and expenses of Agent's and Lenders' attorneys and paralegals, whether such fees and expenses are incurred prior to or after the date hereof.

                 (b) The Company shall further reimburse the Agent on written demand, for all reasonable costs, fees and expenses incurred by Agent and Lenders, or their agents or employees with respect to any collateral or other audits performed in the administration of this Agreement; provided, however, absent the occurrence of an Event of Default, such audits shall not occur more often than once each calendar quarter.

Section 14.      Representations and Warranties.

                 To induce Lenders to enter into this Agreement and to consent to the Assumption hereunder, Borrowers represent and warrant to Lenders as follows which representations and warranties shall be true from the time of Borrowers' execution of this Agreement until all Obligations have been repaid in full:

                 (a) Organization of Borrowers. SCGI is a corporation validly organized and existing and in good standing under the laws of the State of Delaware and the Company is a corporation validly organized and existing and in good standing under the laws of the

State of Texas. Each Borrower is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature of its business or property require it to be qualified, except where the absence of such qualification would not materially adversely affect the financial condition, operations or business of such Borrower or materially impair the ability of such Borrower to perform any of its obligations under this Agreement or any Instrument executed pursuant hereto and will maintain such qualifications and good standing. Each Borrower has full corporate power and authority to own its property and conduct its business substantially as presently conducted by it. Each Borrower has full corporate power and authority to enter into and to perform its obligations under this Agreement and each Instrument executed pursuant hereto and to obtain loans and advances hereunder.

                 (b) Due Authorization. The execution and delivery by Borrowers of this Agreement and each Instrument executed pursuant hereto and the performance by Borrowers of their obligations hereunder and thereunder have been duly authorized by all necessary corporate action, do not require Borrowers to obtain any approval or consent of any governmental agency or authority, do not and will not conflict with, result in any violation of, or constitute any default under, any provision of the Organizational Documents of either Borrower or any agreement or other Instrument binding upon or applicable to either Borrower (other than any agreement or other Instrument with respect to which a waiver has been obtained), or any present law or governmental regulation or court decree or order applicable to it and will not result in or require the creation or imposition of any Security Interest in any of their properties pursuant to the provisions of any present agreement or other Instrument binding upon or applicable to either Borrower other than under this Agreement.

                 (c) Validity of This Agreement. This Agreement is, and each Instrument executed pursuant hereto will, on the due execution and delivery thereof, be the legal, valid and binding obligation of each Borrower enforceable in accordance with its terms, except as may be limited by bankruptcy and moratorium laws and all other similar laws affecting the rights of creditors generally and the application of general principles of equity and to the extent that specific performance and other equitable remedies may be granted or denied in a court's discretion.

                 (d) Absence of Default. Neither Borrower is in default in the payment of any Liabilities in excess of the sum of $500,000 in the aggregate, or under any law or governmental regulation or court decrees or order.

                 (e) Litigation. Except as set forth on Schedule 14(e) of this Agreement, no litigation, arbitration or governmental investigation or proceeding is pending or, to the knowledge of either Borrower, threatened against Borrower or any of its properties which, if adversely determined, would materially adversely affect the financial condition, operations or business of such Borrower or impair the ability of such Borrower to perform any of its obligations under this Agreement or any Instrument executed pursuant hereto.

                 (f) Regulation U. Neither Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the assets of either Borrower consist of margin stock. Terms to which meanings are ascribed in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this subsection with such meanings.

                 (g) Employee Benefit Plans. Each employee benefit plan ("Plan") now or hereafter maintained by either Borrower will comply in all material respects with all applicable requirements of law and regulations; no "Reportable Event", such term being used herein with the meaning ascribed to it in the Employee Retirement Income Security Act of 1974, as amended (herein called "ERISA"), will have occurred with respect to any Plan; and neither Borrower will have withdrawn from any Plan or initiated steps to do so, and no steps will have been taken to terminate any Plan.

                 (h) Good Title and Absence of Liens. The Company is, and covenants to remain, the owner of its assets, free and clear of all liens, encumbrances and security interests, except for Permitted Liens.

                 (i) Licenses, Compliance with Laws. Each Borrower has been issued all required material federal, state and local licenses, certificates or permits relating to it and its facilities, businesses, assets, property, leaseholds and equipment and is in substantial compliance with all applicable federal, state and local laws, rules and regulations the failure to comply with which would be reasonably likely to have a material adverse effect on the financial condition, operations, assets, business, properties or prospects of such Borrower.

                 (j) Impairment of Contract Collateral. Neither Borrower has knowledge of any default as to any Eligible Contract by any party, except for missed or deferred payments which would not render such Eligible Contract ineligible hereunder, nor of anything which would impair the value of any Eligible Contract.

                 (k) Validity of Contracts. To the knowledge of either Borrower, each Eligible Contract (i) is free of any dispute, counterclaim, offset or defense (including, without limitation, the material breach of (w) any warranty by the Dealer of the goods covered by such Contract or (x) any service contract, extended service warranty or like agreement by such Dealer) of the Obligor or such other person or entity as may have guaranteed or secured the obligations of the Obligor (except for (y) the insolvency of such Obligor or such other person or entity as may have guaranteed or secured the obligations of the Obligor and (z) the right of an Obligor to receive a rebate of unearned finance charge in the event of payment in full prior to maturity); (ii) does not contravene any laws, rules or regulations applicable thereto and no party thereto has at any time violated any such laws, rules or regulations with respect thereto; (iii) is free and clear of all adverse claims, except for (x) the interest of the Obligor in the goods sold pursuant to such Contract, (y) the security interests created in favor of such Dealer and the Company, and (z) mechanics' or similar statutory liens subordinate to such security interests resulting from actions of the Obligor; (iv) grants to the respective Dealer and assigns to the Company a valid, enforceable and perfected first priority security interest in and to such Contract and such Related Security which is free and clear of any adverse claims subject to the exceptions stated in clause (iii) above; (v) no effective financing statement, lien notation on any certificate of title or other instrument similar in effect covering all or any part of such Contract or Related Security, which would give the Person filing, named on or entitled to the benefit of such statement or instrument priority senior to or pari passu with the Company, is on file in any recording office or is otherwise effective except such as may be filed in favor of the Dealer or the Company and collaterally assigned to Lender in accordance with this Agreement; (vi) requires either DACC or the Company to be named as loss payee or beneficiary
(as may be applicable) under any insurance policy with respect to such Contract, and entitles the Company to the benefits of such insurance policy;
(vii) the motor vehicle, including any equipment sold and financed in connection with the Contract is, to the extent required under applicable law, duly registered and licensed and is the subject of a certificate of title issued in the name of the Obligor which indicates a security interest therein held by the Company or DACC, in the appropriate form and in compliance with all appropriate procedures as may be necessary under applicable law to cause a perfected and first priority security interest to exist in favor of DACC or the Company to secure the obligations of such Obligor under such Contract; and
(xiii) each of the representations and warranties from the Dealer to the Company with respect to such Contract under the Dealer Assignment related thereto are true and correct.

                 (l) Obligors' Duties to Make Payments. Each Eligible Contract shall impose upon the related Obligor thereunder a duty to make all periodic payments set forth therein, which duty shall be absolute and unconditional, and to the best knowledge of Borrowers shall not be, nor be claimed to be, subject to any setoffs, claims, defenses or rights of counterclaim against Agent or Lenders.

                 (m) Accuracy of Information. All written information heretofore or contemporaneously furnished by or on behalf of Borrowers to Agent or Lenders for purposes of or in connection with this Agreement and such other written information hereafter furnished by or on behalf of Borrowers to Agent or Lenders will be, true and accurate in every material respect on the date as of which such information is dated or certified and when taken in its entirety is not incomplete by omitting to state any material fact necessary to make such information not misleading.

                 (n) Chief Executive Office. The chief executive office and principal place of business of the Company is located at 700 N. Pearl Street, Suite 400, L.B. 401, Dallas, Texas, and the Chief Executive Office and principal place of business of SCGI is located at 700 N. Pearl Street, Suite 400, L.B. 401, Dallas, Texas 75201. Except as set forth on Exhibit E hereto, Borrowers have no other places of business. The Borrowers will not change their chief executive office and principal place of business or open any additional places of business without fifteen (15) days prior written notice to Agent and will take all steps required to perfect and maintain perfected a first and senior lien and security interest in favor of Agent on the Collateral.

                 (o) Solvency. After giving effect to the transactions contemplated by the Purchase Agreement, the value of each Borrower's assets including equity is greater than the amount required to pay its total Liabilities, and each Borrower is able to pay its debts as they mature. Each Borrower has sufficient capital to carry on its business and transactions as now conducted.

                 (p) Offices, FTC; Warranties. Each Borrower agrees that it will operate each of its offices as a licensed location in any jurisdiction requiring such license in conformity with all such licensing and other laws applicable to the purchase of Contracts, including Motor Vehicle Retail Installment Sales Acts, Sales Finance Agency Acts, or any other law regulating the business of acquiring Contracts from Dealers. To the extent either Borrower does not have a license for each location, it will immediately procure a license or advise Lenders of the reason that it is exempt from such licensing requirement or that no such licensing requirement exists in the jurisdiction of such location.

                 (q) No Material Adverse Change. Since March 31, 1996, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of SCGI.

Section 15.      Affirmative Covenants.

                 Borrowers covenant and agree with Agent and Lenders that, until all of the Obligations shall have been paid and performed in full:

                 (a) Financial Information. Borrowers will furnish, or will cause to be furnished, to Agent and Lenders copies of the following financial statements, reports and information, all of which shall be prepared on a basis consistent with generally accepted accounting principles consistently applied throughout the periods involved and shall present fairly the financial condition of Borrowers as at the dates thereof and the results of their operations for the periods then ended:

                       (i) promptly when available and in any event within thirty (30) days after the close of each calendar month of each Fiscal Year, a Monthly Compliance Certificate from SCGI substantially in the form of Exhibit B;

                      (ii) promptly when available and in any event within thirty (30) days after the close of each calendar month, an unconsolidated and a consolidated balance sheet of SCGI as of the close of such month, unconsolidated and consolidated statements of income and cash flows for such month and for the period commencing at the end of the previous Fiscal Year and ending with the close of such month, and comparisons of such balance sheet and statements of income against the like period of the immediate prior Fiscal Year, all in such form as will be acceptable to Lenders, certified by the Authorized Representative as having been prepared as specified in (a) above, subject to the absence of footnotes and quarter-end and year-end adjustments;

                     (iii) promptly when available and in any event within 120 days after the close of each Fiscal Year, audited financial statements consisting of at least consolidated and consolidating balance sheets of SCGI and its subsidiaries at the close of that Fiscal Year and consolidated and consolidating statements of income and cash flow for that Fiscal Year, together with an unqualified opinion and report of BDO Seidman, LLC or such other independent public accountants of recognized standing selected by Borrowers and acceptable to Lenders (which acceptance shall not be unreasonably withheld); and a written statement of those accountants that they have examined such provisions of this Agreement as are appropriate to the normal scope of their audit and have not become aware, in the normal scope of their audit, of any default in the performance by Borrowers of any obligation to be performed by them pursuant to Sections 15 and 16 hereof except such, if any, as may be disclosed in such statement;

                      (iv) promptly upon receipt and after review by the Borrowers' audit committees, copies of management letters submitted to Borrowers by independent public accountants in connection with any audit or review by such accountants of the books and records of Borrowers (including, without limitation, in the normal scope of any audit or review for purposes of certifying any annual or interim financial statements of Borrowers);

                       (v) monthly a summary report of Contract portfolio activity based upon end of month balances, together with a charge-off and recovery summary report as of the last day of each month, within thirty (30) days of the end of each calendar month;

                      (vi) monthly, a summary of all Expenses incurred during such month which shall be delivered to Agent and Lenders within fifteen (15) days of the end of each calendar month;

                     (vii) monthly, a summary aging of all Contracts as of the end of such calendar month, together with a Borrowing Base Certificate and required supporting reconciliations and schedules (made as of the last day of each respective month), both of which shall be delivered to Agent and Lenders not later than the 15th day of the next succeeding month;

                    (viii) promptly after the sending or filing thereof, copies of all reports which SCGI is required to send to any of its securityholders, and all reports and registration statements which SCGI files with the U.S. Securities and Exchange Commission or any national securities exchange;

                      (ix) promptly after the effectiveness thereof, any amendment, supplement or other modification of (i) the Operating Policies of the Borrowers from the form thereof previously distributed to Agent and Lenders, or
(ii) the Borrowers' accounting policies regarding its Contracts;

                       (x) on a daily basis, a report of cash collections on the Collateral received by the Company from any source and all bank account balances in all accounts maintained by the Company; and

                      (xi) such other information with respect to the financial condition and operations of either Borrower as Agent or Lenders may from time to time reasonably request.

                 (b) Taxes. All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against, Borrowers or any of their property, have been paid, and shall hereafter be paid in full, before delinquency, and to the best of Borrowers' knowledge, all assessments and taxes due or payable by, or imposed, levied or assessed against any real property leased by Borrowers have been paid, and shall hereafter be paid in full, before delinquency. Borrowers shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of them by law. Nothing herein contained shall preclude either Borrower from contesting, in good faith and by appropriate proceedings, the imposition of any assessments or taxes and to withhold payment of such contested amounts pending the resolution of such proceedings provided that such Borrower maintains adequate reserves therefore and the failure to pay such taxes or assessments will not result in the imposition of a lien not permitted hereunder.

                 (c) Insurance. The Company will maintain or cause to be maintained with responsible insurance companies insurance with respect to the Collateral (other than Collateral which secures the obligations of related Obligors under the Contracts), its properties and business, against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses, and will furnish to Agent and Lenders prior to the closing of this Agreement and upon request by Agent or Lenders, at reasonable intervals thereafter, a certificate of an Authorized Representative, as well as independent evidence of such coverage, setting forth the nature and extent of all insurance policies maintained by the Company or Obligors in accordance with this subsection; which insurance policies (other than policies maintained by Obligors as required by the Contracts) shall, by endorsement, name Agent as lender's loss payee to the extent of Agent's interest therein; provided, that the policies will not be invalidated as against Agent or Lenders because of any violation of a condition or warranty of the policy or application therefor by the Company; and provided that the policies may be materially altered or cancelled by the insurer only after 30 days' prior written notice to Agent. After the occurrence of an Event of Default, Borrowers hereby appoint Agent as attorney-in-fact for Borrowers to prove and adjust any losses and to endorse any loss drafts in connection with such policies. Borrowers hereby assign to Agent all sums which may become payable under such insurance, including returned premiums and dividends as additional security hereunder; and Borrowers shall give immediate written notice to Agent and to the insurers of any significant loss or damage to the Collateral and shall promptly file proofs of loss with such insurers.

                 (d) Notice of Default, Litigation and ERISA. Borrowers will immediately give written notice to Agent of:

                       (i)    the occurrence of any Default or Event of Default;

                      (ii) any litigation, arbitration or governmental investigation or proceeding not previously disclosed in writing by Borrowers to Agent which has been instituted or, to the knowledge of Borrowers, is threatened against either Borrower or any of its properties which, if adversely determined, would materially adversely affect the financial condition, operation or business of a Borrower or impair the ability of a Borrower to perform any of its obligations under this Agreement or any Instrument executed pursuant hereto;

                     (iii) the occurrence of any Reportable Event under, or the institution of steps by either Borrower to withdraw from, or the institution of any steps to terminate, any Plan; and

                      (iv) the occurrence of any default or event of default under the Purchase Agreement.

                 (e) Performance of Obligations. Borrowers will perform promptly and faithfully all of their obligations under this Agreement and each other Instrument executed pursuant hereto.

                 (f) Books and Records, Audits. Borrowers will in all material respects keep books and records reflecting all of their business affairs and transactions in accordance with generally accepted accounting principles and permit Agent and Lenders (or any of their employees or agents) at reasonable times and intervals, to visit all of its offices, conduct examinations and audits of the Company's books and records and the Collateral, discuss Borrowers' financial matters with Borrowers' officers and independent accountants (and hereby authorizes such independent accountants to discuss Borrowers' financial matters with Agent and Lenders and their representatives) and examine any of its other corporate records. Such books and records shall be maintained at Borrowers' principal places of business set forth herein.

                 (g) Plans. Each Borrower will maintain each of its employee benefit Plans, if any, in compliance in all material respects with all requirements of the Plan and any applicable laws and regulations.

                 (h) Performance of Contract Duties, Defense of Collateral. Borrowers covenant and agree that they will perform in all material respects their duties and obligations under each Contract. Borrowers covenant to defend the Collateral from any liens, claims, encumbrances and security interests other than Permitted Liens.

                 (i) Possessory Perfection in Contract Collateral. Upon request by Agent or Majority Lenders after the occurrence of an Event of Default, the Company will deliver to Agent with respect to each item of Collateral which constitutes a Contract, the single, signed counterpart which constitutes the original thereof of each document of which each such Contract is comprised, together with all related instruments, including, without limitation, vehicle titles, duly assigned to Agent. Borrower covenants that Borrower will prominently stamp or mark each original Contract with the legend set forth in
Section 12 above.

                 (j) Compliance with Laws. Borrowers shall comply in all material respects with all statutes, rules and regulations applicable to Borrowers and their respective business, including without limitation, all applicable statutes, rules and regulations relating to Borrowers' businesses as consumer finance companies.

                 (k) Collateral Agent. The Company shall make available an Authorized Representative at all times to serve as Collateral Agent in accordance with Section 12 of this Agreement.

Section 16.      Negative Covenants.

                 Borrowers covenant and agree with Lenders that until all of the Obligations shall have been paid and performed in full:

                 (a) Business Activities. Borrowers will not engage in any business which would represent any substantial change from Borrowers' existing businesses as described in the most recent Form 10-K filed by SCGI with the United States Securities and Exchange Commission.

                 (b) Liabilities. The Company will not create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Liabilities without the prior written consent of Lenders other than:

                       (i)    Liabilities in respect of the Obligations;

                      (ii) Liabilities in respect of taxes, assessments, governmental charges or levies and claims of any kind to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 15;

                     (iii) Liabilities to trade creditors, employees or other Persons in the ordinary course of the Company's business; or

                      (iv) as otherwise expressly permitted by this Agreement.

                 (c) Security Interests. The Company will not create, incur, assume, or suffer to exist any Security Interest upon any of its property or assets, whether now owned or hereafter acquired, except:

                         (i)    the Security Interest granted by this Agreement;

                        (ii) inchoate liens for taxes, assessments or other governmental charges or levies not at the time delinquent; and

                       (iii) judgment liens junior and subordinate to the Security Interest of this Agreement, which have been in existence less than 30 days after the entry thereof or with respect to which execution has been stayed.

(c)(i)-(iii) above are hereinafter referred to as  "Permitted Liens".

                 (d) Investment. The Company will not, without the prior written consent of Lenders make, incur, assume or suffer to exist any Investment in any other Person, except Cash Equivalent Investments.

                 (e) Sale, Transfer or Encumbrance of Assets. The Company will not without the prior written consent of Lenders, sell, lease, pledge, encumber, grant a security interest in (other than (i) to Lenders, or (ii) Permitted Liens), or otherwise dispose of, move, relocate, or transfer, whether by sale or otherwise, any of the Company's assets, except for the movement of assets in the ordinary course of business to locations disclosed in advance to Agent and where the Company has executed and tendered to Agent appropriate UCC-1 financing statements for filing or taken other steps required to enable Agent to perfect its lien.

                 (f) Restricted Payments. The Company will not make any Restricted Payment other than payments to SCGI for direct assistance in the areas of accounting, tax, financial planning, MIS, legal and treasury services, based upon actual time incurred, at a reasonable per hourly rate, plus out-of-pocket expenses provided; however, that such payments shall cease upon the occurrence and during the continuance of an Event of Default hereunder.

                 (g) Execution and Modifications of Certain Documents. The Company will not amend its articles (or certificate, as the case may be) of incorporation or bylaws, except for amendments which are not material to the Company and do not adversely affect the interests of the Lenders, and the Borrowers will not enter into any new agreement which causes or constitutes a Default or Event of Default under this Agreement.

                 (h) Transactions with Affiliates. The Company shall not enter into any transaction with, any Affiliate, except in the ordinary course of business and upon fair and reasonable terms which are no less favorable to the Company than would obtain in a comparable arm's length transaction with a Person not an Affiliate.

                 (i) Loan and Advances. The Company will not make any loans to any Person; guarantee any debt or other obligation of any other Person.

                 (j) Consolidation, Merger, Sale or Pledge of Assets. The Company will not, without the prior written consent of Lenders, (i) consolidate with, combine with, acquire or merge into or with any other Person, (ii) purchase or otherwise acquire any other Person or all or substantially all of the assets of any Person (or any division thereof), or (iii) issue or cause to be registered for issuance any class of capital stock of the Company; provided, however, Lenders shall not unreasonably withhold their consent to issuances of capital stock hereafter approved by the Company's board of directors under terms which provide no features for redemption or "put" of the stock, and neither Borrower will, without the prior written consent of Lenders, (i) sell, transfer or dispose of all or any substantial part of its assets to any Person, or (ii) suffer or permit a Change in Control.

                 (k) Inconsistent Financing Statements. The Company will not file, nor allow to remain on file, and unreleased, any financing statement or other document which perfects or purports to perfect any Security Interest in favor of any other Person which is inconsistent with subsection (c) of this Section.

                 (l) Modification of Contract Terms. Neither Borrower will modify the terms of any Contract which is at that time reflected in the Borrowing Base so as to render a Contract not otherwise eligible into an Eligible Contract, without the prior written consent of Lenders.

                 (m) Capital Expenditures. The Company shall not make any Capital Expenditures in excess of the aggregate sum of $50,000 without prior written consent of the Lenders.

                 (n) Leverage Ratio. SCGI shall not permit its Leverage Ratio to exceed 5.0 to 1.0 at any time.

                 (o) Subordinated Indebtedness Ratio. SCGI shall not permit the ratio of its Subordinated Indebtedness to its consolidated Tangible Net Worth to exceed 1.50 to 1.0 at any time.

                 (p) Tangible Net Worth. SCGI shall not permit its unconsolidated Tangible Net Worth to be less than $22,500,000 or its consolidated Tangible Net Worth to be less than $22,500,000.

                 (q) Unrestricted Cash. SCGI shall maintain at all times cash balances unrestricted as to use of not less than $5,000,000.

                 (r) Modification of Certain Agreements. The Company shall not consent to or enter into any amendment, supplement or other material modification of (a) any agreement governing or relating to any other material Liabilities, if such amendment, supplement or other modification would be materially adverse to Lenders, in their sole, but reasonable judgment; or (b) any material term or provision (i) contained in the Operating Policies from the form previously distributed to the Lenders, or (ii) of the Company's accounting policies regarding the Contracts, if such amendment, supplement or other modification would be materially adverse to Lenders, in their sole, but reasonable judgment or materially adversely effect the Borrowing Base.

Section 17.      Events of Default.

                 The occurrence of any of the following shall constitute an Event of Default hereunder:

                 (a) Either Borrower defaults in the payment when due or declared due of any of the Obligations and such default is not cured within three (3) Business Days of notice of such breach by Agent to Borrowers;

                 (b) Either Borrower defaults in the due performance and observance of any covenant or agreement contained in Section 17 or 18 of this Agreement and such default is not cured within ten (10) days of notice of such breach by Agent to Borrowers;

                 (c) Either Borrower defaults in the due performance and observance of any warranty, representation, covenant or agreement contained herein, other than as specified in (a) or (b) above, or in any Instrument, document or agreement executed pursuant hereto, and fails to cure same within thirty (30) days of notice by Agent to Borrowers; provided, however, the breach of a warranty or representation contained in Section 14(j) or (k) of this Agreement, shall not constitute an Event of Default hereunder, absent the occurrence of some other Event of Default hereunder, whether as a result thereof or otherwise.

                 (d) any default shall occur under the terms applicable to (i) any Liabilities of either Borrower representing any borrowing or financing in excess of the aggregate sum of $5,000,000 (other than the Obligations), and all applicable cure periods shall have expired, or (ii) any Liabilities of either Borrower under any other material agreement (which is not being contested by such Borrower in good faith by appropriate proceedings) with respect to any purchase or lease by such Borrower of goods or services, and the holder or holders, or an agent for such holder or holders thereof, shall then have accelerated any payment or the performance of any obligations due under, such Liabilities;

                 (e) SCGI shall become insolvent or either Borrower shall generally fail to pay, or admit in writing its inability to pay debts as they become due; or either Borrower shall apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, or other custodian for itself or any of its property, or make a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian shall be appointed for either Borrower or for a substantial part of its property and not be discharged within 30 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding shall be commenced against or in respect of either Borrower as a debtor and, if not commenced by a Borrower, be consented to or acquiesced in by a Borrower or remain for 30 days undismissed; or either Borrower shall take any action to authorize, or in furtherance of, any of the foregoing;

                 (f) Any representation or warranty made by either Borrower herein, in any Instrument, or in any certificate or financial or other statement heretofore, or hereafter furnished by or on behalf of either Borrower, shall prove to be in any material respect false or misleading;

                 (g) Either Borrower shall suspend the transaction of business or is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

Section 18.      Remedies.

                 Upon the occurrence of an Event of Default described in
Section 17(e) hereunder, the Obligations shall automatically be and become immediately due and payable, without notice or demand. Upon the occurrence of any Event of Default hereunder, Agent may and shall, at the direction of the Majority Lenders, exercise any or all of the following remedies, in addition to those granted to Agent and Lenders under applicable law or the Uniform Commercial Code of Illinois and all other applicable jurisdictions where Collateral is located, which rights and remedies will be cumulative and not exclusive:

                 (a) In the case of an Event of Default other than an Event of Default described in Section 17(e) of this Agreement, immediately without notice to the Borrowers, declare all or any part of the outstanding amount of the Obligations to be due and payable, whereupon the full unpaid amount of the Obligations shall be and become immediately due and payable.

                 (b) Terminate this Agreement as to any future liabilities or obligations of Lenders, but without affecting Agent's or Lenders' rights or Borrower's Obligations.

                 (c) Exercise all rights and remedies under each Contract, lease, security agreement and other contract included among the Collateral as are afforded to the secured party thereunder or which are otherwise afforded to the Company thereunder; Agent may, subject to the rights of Obligors, recover possession of any tangible personal property under any Contract, and require that same be assembled and delivered to a specific location; and Agent shall be entitled to a decree of specific performance to enforce the rights set forth in this subsection (c).

                 (d) Notify each Obligor party to a Contract that the Contract has been assigned to Agent, that all payments are to be forwarded to Agent without set off or diminution of any kind, and that all correspondence is thereafter to be sent directly to the Agent. Furthermore Agent is authorized and directed by Borrowers to collect and receive any and all revenues and other cash and non-cash proceeds which constitute part of, or are derived from, the Collateral.

                 (e) Sell all or any part of the Collateral, free from any and all claims of either Borrower, in one lot and as an entirety, or in separate lots, at public or private sale, for cash or credit, in its discretion. Upon any such public sale, Agent may bid for the property offered for sale or any part thereof and the proceeds of such sale, net of costs, shall be applied to any Obligations secured hereby as provided hereinafter. Any such sale shall be held or conducted in a commercially reasonable manner and at such place and at such time as Agent may specify, or as may be required by law. Without limiting the generality of the foregoing, Borrowers expressly agree in any such event that Agent, without demand of performance or other demand or notice of any kind (except the notice specified herein of time and place of public or private sale) to or upon Borrowers or any other person (all and each of which demands and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral or any part thereof. If any notification of intended disposition of any of the Collateral is required by law, such notification shall be deemed reasonable and properly given in accordance with Section 18(e) hereof five (5) Business Days before such disposition.

                 At the request of Agent, Borrowers shall promptly execute and deliver to Agent such instruments of title and other documents as Agent shall deem necessary or advisable to enable Agent to obtain possession of any portion or all of the Collateral, or to transfer the title to any portion or all of the Collateral, to any purchaser (including, without limitation, Agent or Lenders) in connection with any sale.

                 Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization and sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any or all of the Collateral or in any way relating to the rights of Agent hereunder, including reasonable attorney's fees and legal expenses, to the payment in whole or in part of the Obligations hereunder, in such order as Agent may elect, and only after so applying such net proceeds, after payment in full of the Obligations hereunder, shall apply the surplus, if any, to Borrowers or whomsoever may be lawfully entitled to receive the same. Borrowers hereby waive presentment, demand and protest (to the extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

Section 19.      Agent.

                 (a) Appointment. Each Lender hereby designates and appoints LaSalle as Agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers as are set forth herein, together with such other powers as are incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 19.

                 The provisions of this Section 19 are solely for the benefit of Agent and Lenders, and Borrowers shall not have the right to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers.

                 (b) Nature of Duties. Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement, expressed or implied, is intended to or shall be construed to impose upon Agent any obligation in respect of this Agreement except as expressly set forth herein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrowers in connection with the Assumption hereunder and shall make its own appraisal of the creditworthiness of Borrowers, and Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the date of this Agreement or at any time or times thereafter, except for documents delivered to Agent pursuant to this Agreement by or on behalf of the Borrowers. If Agent seeks the consent or approval of the Majority Lenders to the taking or refraining from taking any action hereunder, Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender at any time that the Majority Lenders have instructed Agent to act or refrain from acting pursuant hereto.

                 (c) Rights, Exculpation, Etc. Neither Agent, any Affiliate of Agent, nor any of their respective officers, directors, employees, agents, attorneys or consultants, shall be liable to any Lender for any action taken or omitted by them hereunder, or in connection herewith, except that Agent shall be obligated for its gross negligence or willful misconduct in the performance of its express obligations hereunder; provided, however Agent shall be liable for any error in the apportionment or distribution of payments made by it pursuant to this Agreement. If any such apportionment or distribution is subsequently determined to have been made in error the recipient of such payment shall return to Agent any payment in excess of the amount to which they are determined to have been entitled. Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the enforceability, collectibility, or sufficiency of this Agreement, or any of the transactions contemplated hereby and thereby; or for the financial condition of Borrowers. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the financial condition of Borrowers, or the existence or possible existence of any Event of Default or Default, provided, however, that the foregoing shall not release Agent from its express obligations under this Agreement. Agent may at any time request instructions or indemnification from Lenders with respect to any actions or approvals which by the terms of this Agreement Agent is permitted or required to take or to grant, and if such instructions or indemnification are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under this Agreement until it shall have received such instructions or indemnification (to Agent's satisfaction) from the Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement in accordance with the instructions of the Majority Lenders.

                 (d) Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper

Person, and with respect to all matters pertaining to this Agreement and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrowers), independent public accountants and other experts selected by it.

                 (e) Indemnification. To the extent that Agent is not reimbursed and indemnified by Borrowers, Lenders will reimburse and indemnify Agent, upon demand, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of this Agreement or any action taken or omitted by Agent under this Agreement, in proportion to each Lender's ratable share of the Commitments; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. The obligations of Lenders under this Section 19(e) shall survive the payment in full of all Obligations and the termination of this Agreement.

                 (f) The Agent Individually. With respect to its pro rata share of the Commitments hereunder, Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lender" or "Lenders" or any similar terms shall include Agent in its individual capacity and Agent may accept deposits from and generally engage in any kind of banking, trust or other business with Borrower as if it were not acting as Agent pursuant hereto.

                 (g)   Successor Agent:  Resignation of Agent.

                       (i) Agent may resign from the performance of all of its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Lenders and Borrowers. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (ii) and (iii) below or as otherwise provided below.

                      (ii) Upon any such notice of resignation by Agent, the Majority Lenders shall appoint a successor Agent.

                     (iii) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Majority Lenders, appoint a successor Agent as provided above.

                      (iv) Upon the appointment of a successor Agent, the term "Agent" shall, for all purposes of this Agreement, thereafter mean such successor.

                 (h) Collateral Matters. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to a Default, to take any action with respect to any Collateral which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement. Agent shall provide the Lenders with prompt notice of any Default or Event of Default of which Agent has actual knowledge.

Section 20.      Relations Among Lenders.

                 (a) Except as contemplated under this Agreement, no Lender shall make any loan, advance or other financial accommodation to either Borrower without the prior written consent of the Majority Lenders.

                 (b) Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against either Borrower or any other obligor hereunder or with respect to any Collateral, without the prior written consent of the Majority Lenders.

Section 21.      Miscellaneous.

                 Concerning the Collateral and the Collateral Documents. Each Lender agrees that any action taken by Agent or the Majority Lenders in accordance with the provisions of this Agreement, and the exercise by Agent or the Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

Section 22.      Participations.

                 Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligation and (iii) Borrowers, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement. No Lender may, without the consent of all Lenders, make an assignment of its rights or obligations under this Agreement.

Section 23.      Waiver and Amendment.

                 (a) Agent's or Lenders' failure, at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement shall not waive, affect or diminish any right of Agent or Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or Lenders of a Default or Event of Default by Borrowers under this Agreement shall not suspend, waive or affect any other Default or Event of Default by Borrower under this Agreement whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.

                 (b) Subject to subsection 23(c) below and except as otherwise specifically provided in this Agreement, no amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Majority Lenders and Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by Borrowers therefrom, shall in any event be effective without the written concurrence of the Majority Lenders, which the Majority Lenders shall have the right to grant or withhold at their sole, but reasonable, discretion.

                 (c) Notwithstanding the provisions of Section 23(b), any amendment relating (i) to any change in the Commitments of any Lender, of the total of the Commitments, (ii) to any change in the final maturity of the Obligations, (iii) to the reduction of interest rates applicable to the Obligations or fees payable under this Agreement, (iv) to the definition of "Borrowing Base" or "Majority Lenders", (v) to the provisions contained in this Section (c), (vi) to the release of Collateral, (vii) to the amount or computation of Mandatory Reductions, (viii) to the Borrowing Base, or (ix) to any Event of Default involving the payment of money or the performance of any material obligation by Borrower under this Agreement, shall be effective only if evidenced by an agreement in writing signed by or on behalf of all Lenders. No amendment, modification termination or waiver of any provision of Section 19 or any other provision referring to Agent shall be effective without the written concurrence of Agent. Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Section 24.      Accounting and Financial Determinations.

                 Where the character or amount of any asset or liability or item of income or expense is required to be determined under this Agreement, each such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of SCGI referred to in Section 15 hereof.

Section 25.      Right of Offset.

                 Subject to the terms of this Agreement, in addition to, and without limitation of, any rights of Agent and Lenders under applicable law or otherwise. Agent and Lenders may, when any Event of Default shall have occurred and be continuing and without notice or demand of any kind, appropriate and apply toward payment of any Obligations (whether or not then due), any amounts, properties, balances, credits, deposit accounts or other monies of either Borrower in the possession or control of Agent or Lenders for any purpose.

Section 26.      Computation and Payment of Liabilities.

                 Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day, and that extension of time shall be included in computing interest, if any, in connection with such payment.

Section 27.      Notices.

                 Except as otherwise expressly provided, all notices and other communications to any party pursuant to this Agreement or any Instrument executed pursuant hereto shall be in writing addressed, delivered or transmitted to it at its address or number set forth below its signature hereto or to such other address or number as it shall designate in a notice to the other party. Any notice if mailed properly addressed shall be deemed given on the third Business Day after mailing postage prepaid by certified or registered mail, or on the second Business Day when sent by overnight delivery service which provides at least upon request a receipt for delivery; provided, however, if such delivery is made on a day other than a Business Day, such notice shall be effective on the next Business Day.

Section 28.      Costs and Expenses.

                 Borrowers agree to reimburse Agent and Lenders upon demand for all reasonable costs, fees and expenses (including reasonable attorneys' fees and legal expenses) incurred by Agent and Lenders hereunder or in connection herewith in enforcing the Obligations of Borrowers hereunder or any other Instrument executed pursuant hereto. The obligations of Borrowers under this Section shall survive any termination of this Agreement.

Section 29.      Severability, Choice of Law.

                 Any provision of this Agreement or any instrument executed pursuant hereto which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of any such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or any such Instrument or affecting the validity or enforceability of that provision in any other jurisdiction. This Agreement and all terms and provisions hereof shall be construed and interpreted in accordance with and governed by the laws of the State of Illinois without regard to the choice of law rules thereof except as to perfection of any Security Interest which shall be controlled by the laws of the relevant jurisdiction. Borrowers, to further induce the Agent and Lenders to enter into this Agreement agrees that, subject to the Agent or Lenders' election, all actions, suits or proceedings regarding the interpretation or enforcement of this Agreement or any Instrument shall be litigated only in courts having situs in Cook County, Illinois, and consents to jurisdiction of any such court having subject matter jurisdiction over the matter of such litigation, action, or proceeding and hereby irrevocably appoints CT Corporation, whose address is 208 S. LaSalle Street, Chicago, IL 60603, or such other person whom Lenders may designate in writing to Borrowers as agent for the personal service of process. Borrowers agree that service of such process shall constitute personal service upon Borrowers, upon forwarding of notice to Borrowers of such service in accordance with the provisions of
Section 27 hereof.

Section 30.      Successors and Assigns.

                 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrowers may not assign or transfer their rights hereunder without the prior written consent of Lenders. Lenders reserve the right, subject to the terms of Section 22 of this Agreement, to assign or grant participations in all or any part of, or any interest in, their rights and benefits hereunder or under any other Instrument executed pursuant hereto and may, in connection therewith, disclose all documents and information which it may have relating to Borrowers or its business, this Agreement, and any other such Instrument.

Section 31.      Taxes and Expenses Regarding the Collateral.

                 If Borrowers fail to pay promptly when due to any other person or entity, monies which Borrowers are required to pay by reason of any provision in this Agreement, Agent or Lenders may, upon notice to Borrowers, but need not, pay the same and charge such Borrowers' account therefor if necessary to preserve or protect the Collateral, or if there is no immediate harm to the Collateral, Lenders, may, after the occurrence of any Event of Default, but need not, pay the same and charge Borrower's account therefor. Borrowers shall promptly reimburse Agent and Lenders for all such payments.
All such sums shall become additional Obligations owing to Agent and Lenders, shall bear interest at the interest rate then applicable under this Agreement, and shall be secured by the Collateral. Any payments made by Agent or Lenders shall not constitute an agreement by Agent or Lenders to make similar payments in the future, or a waiver by Agent or Lenders of any default under this Agreement. Agent or Lenders need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien. The receipt of the usual official governmental or court notice for the payment of the foregoing shall be conclusive evidence that the same was validly due and owing, and the receipt of any other notice with respect to all other such monies due hereunder shall be prima facie evidence that the same was validly due and owing.

Section 32.      Waiver of Jury Trial.

                 BORROWERS, AGENT AND LENDERS EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY TRANSACTION HEREUNDER.

Section 33.      Indemnity.

                 (a) Borrowers shall indemnify and hold harmless Agent, Lenders and their directors, officers, agents, counsel and employees ("Indemnified Persons") from and against all losses, claims, damages, costs, expenses and liabilities ("Losses") incurred by any of them arising out of or relating to a breach by Borrowers' of their representations, warranties, covenants or agreements contained in this Agreement, any Contract, or any other transaction contemplated hereby or thereby other than arising out of any intercreditor relationship between Lenders and any Participant and except for any such losses caused by the gross negligence or willful misconduct of such Indemnified Persons, and shall reimburse Agent and Lenders and each other Indemnified Person for any expenses (including the fees and disbursements of legal counsel) incurred in connection with the investigation of, preparation for or defense of any actual or threatened claim, action or proceeding arising therefrom (including any such costs of responding to discovery requests or subpoenas), regardless of whether Agent or Lenders or other Indemnified Person is a party thereto.

                 (b) Indemnification Procedures. All claims for indemnification under this Section 33 shall be asserted and resolved as follows:

                 (i) In the event that any Claim for which the Borrowers would be liable to an Indemnified Person hereunder is asserted against an Indemnified Person by a third party, the Indemnified Person shall with reasonable promptness send a Claim Notice (the "Claim Notice") with respect to such Claim to the President of SCGI (the "Representative") specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim). The actions and decisions of the Representative shall be binding upon the Borrowers. The Representative shall have 15 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Person (a) whether or not the Borrowers dispute the Borrowers' liability to the Indemnified Person hereunder with respect to such Claim, and (b) if the Borrowers do not dispute such liability, whether or not the Borrowers desire, at the sole cost and expense of the Borrowers, to defend against such Claim, provided that the Borrowers are hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Borrowers shall deem necessary or appropriate to protect the Borrowers' interests. If the Representative notifies the Indemnified Person within the Notice Period that the Borrowers do not dispute the Borrowers' obligation to indemnify hereunder and desire to defend the Indemnified Person against such Claim, except as hereinafter provided, the Borrowers shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Borrowers to a final conclusion; provided that, unless the Indemnified Person otherwise agrees in writing, the Borrowers may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Person. If the Indemnified Person desires to participate in, but not control, any such defense or settlement the Indemnified Person may do so at the Indemnified Person's sole cost and expense. If the Borrowers elect not to defend the Indemnified Person against such Claim, whether by failure of the Representative to give the Indemnified Person timely notice as provided above or otherwise, then the Indemnified Person, without waiving any rights against the

         Borrowers, may settle or defend against any such Claim in the Indemnified Person's commercially reasonable discretion and the Indemnified Person shall be entitled to recover form the Borrowers to the extent the Claim is covered by Borrowers' indemnification obligations under this section, the amount of any settlement or judgment and, all indemnifiable costs and expenses of the Indemnified Person with respect thereto, including interest from the date such costs and expenses were incurred.

Section 34.      Section Headings.

                 Section headings and numbers have been set forth herein for convenience only and shall be without substantive meaning or content of any kind whatsoever. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

Section 35.      Construction.

                 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Agent, Lenders or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

Section 36.      Restatement of Prior Agreements.

                 This Agreement constitutes an amendment and restatement of and a replacement and substitute for the Prior Agreements. The Obligations under the Prior Agreements are continuing indebtedness and nothing in this Agreement shall be deemed to constitute payment, settlement, or novation of the corresponding Obligations of DACC, or any guarantor, surety, or other party primarily or secondarily liable for such Obligations. Upon execution of this Agreement by the parties, this Agreement shall amend and supersede and is substituted for the Prior Agreements in their entirety and upon satisfaction of all of the conditions precedent set forth in Section 11 of this Agreement, DACC shall be released of its obligations under the Prior Agreements under a Mutual Release in the form of Exhibit E hereto.

Section 36.      Release of Liens.

                 Upon payment in full of the Obligations, Agent shall release all liens on the Collateral.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                       SEARCH FUNDING IV, INC.


                                       By:    /s/ ROBERT D. IDZI
                                              -------------------------------
                                       Title: E.V.P. & CFO
                                              -------------------------------
                                       Address: 700 N. Pearl St., Suite L.B. 401
                                                Dallas, Texas  75201-2809
                                                Attn: ROBERT D. IDZI
                                                     ------------------------
                                                Fax:  214-965-6098
                                                     ------------------------


                                       SEARCH CAPITAL GROUP, INC.


                                       By:    /s/ ROBERT D. IDZI
                                              -------------------------------
                                       Title: E.V.P. & CFO
                                              -------------------------------
                                       Address: 700 N. Pearl St., Suite L.B. 401
                                                Dallas, Texas  75201-2809
                                                Attn: Robert D. Idzi
                                                     ------------------------
                                                Fax:  214-965-6098
                                                     ------------------------


COMMITMENT:  $7,478,571.42             LASALLE NATIONAL BANK


                                       By:    [ILLEGIBLE]
                                              -------------------------------
                                       Title:  Sr. V.P.
                                              -------------------------------
                                       Address: 120 South LaSalle Street
                                                Chicago, Illinois 60601
                                                Attn:  James Thompson
                                                Fax:   312/750-6382


COMMITMENT:  $4,985,714.29             FLEET CAPITAL CORPORATION


                                       By:    [ILLEGIBLE]
                                              -------------------------------
                                       Title: V.P.
                                              -------------------------------
                                       Address: 20800 Swenson Drive, #350
                                                Waukesha, WI 53186
                                                Attn:  Dennis Rebman
                                                Fax:   414/798-4882


COMMITMENT:  $4,985,714.29             BANK ONE, CHICAGO, N.A.


                                       By:    [ILLEGIBLE]
                                              -------------------------------
                                       Title: V.P.
                                              -------------------------------
                                       Address: 111 N. Canal Street
                                                Chicago, Illinois 60606
                                                Attn:  Farhaan Hassan
                                                Fax:   312/627-5833

                                                                       EXHIBIT A

                         DEALERS ALLIANCE CREDIT CORP.

                           BORROWING BASE CERTIFICATE

Dated as of _____________________


                 The undersigned Authorized Representative of Search Funding IV, Inc. ("Borrower"), in connection with that certain Debt Assumption Agreement, dated as of August __, 1996 (as amended from time to time, the "Agreement"), among the Borrower, LaSalle National Bank as Agent and the financial institutions from time to time parties thereto, does hereby certify, represent and warrant that:

                 1. The undersigned is an officer of Borrower holding the office set forth beneath the signature below;

                 2. The undersigned has made such examination or investigation of the books, records, business and affairs of Borrower as necessary to express an informed opinion as to the matters set forth herein;

                 3. No Default or event of Default has occurred and is continuing;

                 4. The information contained in the attachment to this Certificate is accurate and complete; and

                 5. The representations and warranties contained in the Agreement are true and correct in all material respects as of the date hereof as if made on the date hereof.



                                       By:
                                              -------------------------------
                                       Title:
                                              -------------------------------

                         Computation of Borrowing Base

1.       Total Gross Receivables from prior month (line 5)                                                   $___________

2.       Gross Receivables written during current month                                                      $___________

3.       Aggregate Gross Receivables (item 1 and item 2)                                                     $___________

4.       Less collections and charge offs

         A.      collections during current month                                                            $___________

         B.      gross charge offs during current month                                                      $___________

         C.      other reductions                                                                            $___________

5.       Total Gross Receivables (item 3 less item 4)                                                        $___________

6.       Less Ineligible Receivables

         A.      accounts past due more than 60 days        $__________

         B.      repossession accounts                              $__________

         C.      bankruptcy accounts (unless reaffirmed)            $__________

         D.      rewritten accounts                                 $__________

         E.      Deferred payment accounts                          $__________

         Total Ineligible Receivables                                                                        $___________

7.       Eligible Receivables (item 5 less item 6)                                                           $___________

8.       Less Unearned Charges

         A.      Unearned Finance Charges (UFC)                     $__________

         B.      Unamortized Discount (UD)                          $__________

         C.      Unearned Ancillary Income (UAI)                    $__________

         D.      less UFC, UD and UAI for ineligible accounts       $__________

         Net Unearned Charges                                                                                $___________

9.       Less Loss Reserves

         A.      allowance for credit losses, less                  $___________

         B.      amortized portion of allowance for
                 credit losses, and                                 $___________

         C.      Reserves for ineligible accounts                   $___________

         Net Loss Reserves                                                                                   $__________*

10.      Net Eligible Receivables (item 7 less items 8 and 9)                                                 $__________

11.      Applicable Advance Rate                                                                              $__________

12.      Borrowing Base (item 10 times item 11)                                                               $__________

13.      Lesser of Borrowing Base or $35,000,000                                                              $__________

14.      Outstanding balance of Revolving Credit Loans                                                        $__________

15.      Availability (item 13 minus item 14)                                                                 $__________


                 If positive, the amount is available Revolving Credit. If negative, the amount is the minimum Mandatory Prepayment due.


* or $____________, if greater, which sum is equal to 14% of Net Finance Receivables.

                                                                       EXHIBIT B

                         MONTHLY COMPLIANCE CERTIFICATE

LaSalle National Bank
120 South LaSalle Street
Chicago, Illinois 60603

                 Re: Debt Assumption Agreement, dated as of August __, 1996 (together with all Amendments from time to time, if any, hereinafter referred to as the "Agreement") among _______________________ ("Borrowers") and
                          LaSalle National Bank as Agent ("Agent") and the financial institutions from time to time parties thereto.

Gentlemen:

                 In accordance with Section 15(a)(i) of the Agreement, SCGI hereby certifies to the Lender that:

A. On __________, 19__ (the "Monthly Computation Date"), the Leverage Ratio did not exceed 5.0 to 1.0, all as computed on Attachment 1 hereto.

B. On the Monthly Computation Date, the unconsolidated Tangible Net Worth of SCGI was $______________, as computed on Attachment 2 hereto and the consolidated Tangible Net Worth of SCGI was $______________, as computed on Attachment 3 hereto.

C. On the Monthly Computation Date the ratio of SCGI's Subordinated Indebtedness to its Consolidated Tangible Net Worth did not exceed
         1.50 to 1.0, all as computed on Attachment 3 hereto.

D. All of the information set forth in this Certificate (and in the Attachments hereto) is true and correct; and

E. Except as stated on Attachment __ hereto (if applicable), no Event of Default had occurred and was continuing at the Monthly Computation Date or as of the date of this certificate.

                 IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed and delivered by it Authorized Representative this _____ day of ____________, 19__.

                                       SEARCH CAPITAL GROUP, INC.


                                       By:
                                              -------------------------------
                                       Title:
                                              -------------------------------